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                                                                   EXHIBIT 5

                                                                June 23, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

      RE: Registration of 500,000 shares of Common Stock of UFP TECHNOLOGIES, INC. ON SEC FORM S-8 REGISTRATION STATEMENT
                ---------------------------------------------------------

Gentlemen:

      Our opinion, as counsel for UFP Technologies, Inc. (the "Company"), has been solicited in connection with the registration under the Securities Act of 1933 of an additional 500,000 shares of Common Stock, $.01 par value ("Common Stock"), to be issued by the Company pursuant to the Company's 1993 Stock Option Plan, as amended on April 12, 2000, (the "Option Plan") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 23, 2000.

      We have examined the Certificate of Incorporation of the Company, the By-laws and minute books of the Company, the Option Plan, and the pertinent statutes of the State of Delaware.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Option Plan, legally issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,



                                LYNCH, BREWER, HOFFMAN & SANDS, LLP